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                                                                     EXHIBIT 8.2

                                   LAW OFFICES

                         SILVER, FREEDMAN & TAFF, L.L.P.

       A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS

                           1700 WISCONSIN AVENUE, N.W.

                             WASHINGTON, D.C. 20007

                              PHONE: (202) 295-4500

                               FAX: (202) 337-5502

                                 WWW.SFTLAW.COM

                                                     WRITER S DIRECT DIAL NUMBER
                                                             (202) 295-4503

                               September 27, 2006

Board of Directors
FirstBank NW Corp.
1300 16th Avenue
Clarkston, Washington  99403

Re: Agreement and Plan of Merger dated as of June 4, 2006, by and between Sterling Financial Corporation and FirstBank NW Corp.

Ladies and Gentlemen:

      We have acted as counsel to FirstBank NW Corp., ("FirstBank"), a Washington corporation, in connection with its proposed merger (the "Merger") with and into Sterling Financial Corporation ("Sterling"), a Washington corporation. Upon consummation of the Merger, Sterling shall be the surviving corporation. The Merger will be consummated pursuant to the Agreement and Plan of Merger, dated as of June 4, 2006, between Sterling and FirstBank (the "Merger Agreement"). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. At your request, this opinion is being delivered in connection with Sterling's registration statement on Form S-4 including the proxy statement of FirstBank contained therein relating to the proposed Merger (the "Registration Statement") to which this opinion appears as an exhibit.

      You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your consent that (i) the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger will qualify as a statutory merger under the applicable laws of the state of Washington; (iii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct as of the date hereof and at the Effective Time; (iv) the representations made by Sterling and FirstBank in the Merger Agreement and in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct as of the date hereof and at the Effective Time; and
(v) any representations made in the Merger Agreement or in the Representation Letters "to the best knowledge of" or similarly qualified are true, correct and complete without such qualification. We have also assumed that the parties have complied with

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Board of Directors
September 27, 2006
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and, if applicable, will continue to comply with, the covenants contained in the
Merger Agreement.

      Our opinion is based solely upon applicable law and the factual information contained in the above-mentioned documents. In rendering our opinion, we have assumed the accuracy of all information contained in each of such documents. We also have assumed the authenticity of all original documents, the conformity of all copies to the original documents, and the genuineness of all signatures. We have not attempted to verify independently the accuracy of any information in any such document, and we have assumed that such documents accurately and completely set forth all material facts relevant to this opinion. All of our assumptions were made with your consent. If any fact or assumption described herein is incorrect, any or all of the federal income tax consequences described herein may be inapplicable.

                                    OPINIONS

      Subject to the foregoing and the limitations expressed elsewhere herein, we are of the opinion that for federal income tax purposes:

      1. The Merger will constitute a reorganization within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"). Each of FirstBank and Sterling shall be party to the reorganization within the meaning of Code section 368(b).

      2. No gain or loss will be recognized by FirstBank or Sterling as a result of the Merger.

      3. Each shareholder of FirstBank who exchanges, in the Merger, shares of FirstBank Common Stock for the Merger Consideration (i.e. shares of Sterling Common Stock and cash):

            (a) will not recognize any loss (determined separately as to each block of FirstBank Common Stock exchanged), except with regard to cash received in lieu of a fractional share, as described in paragraph 4 below (Code section 356(c));

            (b) will realize gain (determined as to each block of FirstBank Common Stock exchanged) if (i) the sum of the amount of cash and the fair market value of the shares of Sterling Common Stock received (including any fractional share of Sterling Common Stock deemed to be received, as described in paragraph 4 below) exceeds (ii) the adjusted tax basis of the FirstBank Common Stock surrendered in exchange therefor, and will recognize such gain, if any, up to but not in excess of the amount of cash received (excluding cash received in lieu of a fractional share) (Code sections 1001 and 356(a));

            (c) will have an aggregate basis for the shares of Sterling Common Stock received (including any fractional share of Sterling Common Stock deemed to be received, as described in paragraph 4 below) equal to the basis of the shares of FirstBank

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Board of Directors
September 27, 2006
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      Common Stock surrendered, increased by the amount of gain, if any, recognized by such holder and decreased by the amount of any cash received (excluding cash received in lieu of a fractional share) (Code section 358(a)); and

            (d) will have a holding period for the shares of Sterling Common Stock received (including any fractional share of Sterling Common Stock deemed to be received, as described in paragraph 4 below) which includes the period during which the shares of FirstBank Common Stock surrendered were held, provided that the shares of FirstBank Common Stock surrendered were capital assets in the hands of such holder (Code section 1223(1)).

      No opinion is expressed as to whether the recognized gain described in subparagraph (b) of this paragraph 3 will be capital gain or will be treated as the receipt of a taxable dividend. Provided that the receipt of the cash by the FirstBank shareholder does not have the effect of the distribution of a dividend, such gain will be capital gain to an individual shareholder if the shares of FirstBank Common Stock exchanged were capital assets in the hands of the holder, and long-term or short-term depending on the holder's holding period for each block of FirstBank Common Stock surrendered (Code section 1222). Generally, an individual shareholder's capital gain will be long-term if the holder has held the shares of FirstBank Common Stock for more than one year. However, if the cash payment has the effect of the distribution of a dividend, such gain generally will be taxable as dividend income (Code section 356(a)). Any long-term capital gain or dividend income recognized in the Merger by an individual FirstBank shareholder generally will be subject to a maximum federal income tax rate of 15%.

      Under Code section 356, the determination of whether a cash payment has the effect of the distribution of a dividend will be made generally in accordance with the principles of Code section 302, taking into account the stock ownership attribution rules of Code section 318. Because this determination generally will depend on the facts and circumstances of each FirstBank shareholder, we express no opinion as to whether the cash payments discussed in this paragraph 3 will be treated as having the effect of the distribution of a dividend.

      A cash payment will be considered not to have the effect of the distribution of a dividend under section 302 if the cash payment (i) results in a "substantially disproportionate" reduction in such shareholder's actual and constructive stock interest, or (ii) is not "essentially equivalent to a dividend" (Code sections 302(b)(1) and (2)). These two tests will be applied as if all FirstBank Common Stock exchanged for cash in the Merger had instead been exchanged in the Merger solely for shares of Sterling Common Stock, and such shares of Sterling Common Stock were then redeemed by Sterling in return for the cash payments. Accordingly, the determination of whether a cash payment to a FirstBank shareholder satisfies either of the foregoing tests will be made by comparing (i) such shareholder's actual and constructive stock interest in Sterling before the deemed Sterling redemption (determined as if such shareholder had received solely Sterling Common Stock in the Merger), with (ii) such shareholder's actual and constructive stock interest in Sterling after the deemed Sterling redemption. Commissioner v. Clark, 489 U.S. 726 (1989).

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Board of Directors
September 27, 2006
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      A cash payment will result in a "substantially disproportionate" reduction in a shareholder's stock interest if (i) the percentage of outstanding Sterling Common Stock actually and constructively owned by such shareholder after the deemed Sterling redemption is less than four-fifths (80%) of the percentage of outstanding Sterling Common Stock actually and constructively owned by such shareholder immediately prior to the deemed Sterling redemption (determined as if such shareholder had received solely Sterling Common Stock in the Merger),
(ii) the percentage of outstanding voting shares of Sterling actually and constructively owned by such shareholder after the deemed Sterling redemption is less than four-fifths (80%) of the percentage of outstanding Sterling voting shares actually and constructively owned by such shareholder immediately prior to the deemed Sterling redemption (determined as if such shareholder had received solely Sterling Common Stock in the Merger), and (iii) such shareholder actually and constructively owns less than fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote after the deemed Sterling redemption (Code section 302(b)(2)). The cash payment will not be "essentially equivalent to a dividend" if the deemed Sterling redemption results in a "meaningful reduction" (as the quoted term has been interpreted by judicial authorities and by rulings of the Service) of the shareholder's actual and constructive ownership interest (Code section 302(b)(1); United States v. Davis, 397 U.S. 301 (1970); see, e.g., Rev. Rul. 76-385, 1976-2 C.B. 92; Rev. Rul.
76-364, 1976-2 C.B. 91).

      The determination of ownership for purposes of each of the foregoing tests will be made by taking into account both shares of Sterling Common Stock actually owned by such shareholder and shares of Sterling Common Stock constructively owned by such shareholder pursuant to Code section 318 (Code section 356(a)). Under Code section 318, a shareholder will be deemed to own stock that is owned or deemed to be owned by certain members of his or her family (spouse, children, grandchildren and parents) and other related parties including, for example, certain entities in which such shareholder has a direct or indirect interest (including partnerships, estates, trusts and corporations), as well as shares of stock that such shareholder (or a related person) has the right to acquire upon exercise of an option or conversion right.

      4. Each shareholder of FirstBank who receives cash in lieu of a fractional share of Sterling Common Stock will be treated as if the fractional share had been received in the Merger and then redeemed by Sterling. Provided that the shares of FirstBank Common Stock surrendered were capital assets in the hands of such holder, the receipt of such cash will cause the individual recipient to recognize capital gain or loss, equal to the difference between the amount of cash received and the portion of such holder's adjusted tax basis in the shares of Sterling Common Stock allocable to the fractional share interest, and such gain or loss will be long-term or short-term depending on the holder's holding period for the fractional share interest (Code sections 1001 and 1222; Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574).

                             * * * * * * * * * * * *

      We express no opinion with regard to (1) the federal income tax consequences of the Merger not addressed expressly by this opinion, including without limitation, (i) the tax consequences, if any, to those shareholders of FirstBank who acquired shares of FirstBank

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Board of Directors
September 27, 2006
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Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, and (ii) the tax consequences to special classes of shareholders, if any, including without limitation, foreign persons, financial institutions, insurance companies, tax-exempt entities, retirement plans, dealers or brokers in securities, and persons that hold FirstBank Common Stock as part of a straddle, a hedge against currency risk, a constructive sale or conversion transaction; and (2) federal, state, local, or foreign taxes (or any other federal, state, local, or foreign laws) not specifically referred to and discussed herein. Further, our opinion is based upon the Code, Treasury Regulations proposed or promulgated thereunder, and administrative interpretations and judicial precedents relating thereto, all of which are subject to change at any time, possibly with retroactive effect, and we assume no obligation to advise you of any subsequent change thereto. If there is any change in the applicable law or regulations, or if there is any new administrative or judicial interpretation of the applicable law or regulations, any or all of the federal income tax consequences herein may become inapplicable.

      The foregoing opinion reflects our legal judgment solely on the issue presented and discussed herein. This opinion has no official status or binding effect of any kind. Accordingly, we cannot assure you that the Service or any court of competent jurisdiction will agree with this opinion.

      We do hereby confirm to you that the description of the federal income tax consequences of the Merger in the Registration Statement under the heading "The Merger - Material United States Federal Income Tax Consideration of the Merger" is consistent with this opinion. We do hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name therein.

                                 Very truly yours,

                                 SILVER, FREEDMAN & TAFF, L.L.P.